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                                                                      EXHIBIT 11

                STATEMENTS RE: COMPUTATION OF PER-SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER-SHARE DATA)

                                                              THREE MONTHS         NINE MONTHS
                                                                  ENDED               ENDED
                                                              SEPTEMBER 30,       SEPTEMBER 30,
                                                             ---------------     ---------------
                                                             1996      1997      1996      1997
                                                             ----     ------     ----     ------
Shares Outstanding:
For computation of primary net income per share --
Weighted average...........................................    --      5,498       --      5,326
Share equivalents -- Options...............................    --          1       --         --
                                                                      ------              ------
Adjusted shares outstanding................................    --      5,499       --      5,326
                                                                      ======              ======
For computation of fully-diluted net income per share --
Weighted average, without regard to, exercise under share
  option plans, or purchase of outstanding shares..........    --      5,498       --      5,326
Assumption of exercise under share option plans............    --          1       --         --
                                                                      ------              ------
Adjusted shares outstanding................................            5,499               5,326
                                                                      ======              ======
Net Income:
Net income applicable to shares of beneficial interest
  (used for computing primary and fully diluted net income
  per share)...............................................  $216     $  800     $371     $  223
                                                             ====     ======     ====     ======
Net income per share of beneficial interest:
Primary and fully diluted Net income.......................    --     $ 0.15       --     $ 0.04
                                                                      ======              ======

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(1) The pro forma basic earnings per share for the three and nine months ended
    September 30, 1997, in accordance with SFAS 128 (earnings per share), is $0.15 and $0.04 per share, respectively.